Exhibit 99.1

MoneyGram International Announces Completion of Debt Refinancing with $975 million Senior Secured Credit Facility

New credit facility reduces interest expense and extends maturities

DALLAS (March 28, 2013) – MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, today announced that on March 28, 2013 it completed a private placement of a new $975 million senior secured credit facility consisting of a $125 million, multi-bank five-year revolving credit facility and an $850 million, seven-year term loan. The new term loan initially bears interest at LIBOR, subject to a floor of 1.0%, plus 3.25%, with a step down to LIBOR plus 3.00% upon achievement of a specified leverage ratio. MoneyGram expects to realize annual cash interest savings of approximately $28 million as a result of the refinancing.

The net proceeds from the new term loan were used to repay in full the company’s existing first lien credit facility and second lien notes. The company repaid its $485 million of existing first lien notes due in 2017 at par. The company also purchased and retired all of its outstanding $325 million 13.25% Senior Secured Second Lien Notes due in 2018 held by affiliates of Goldman, Sachs & Co. The purchase price for the second lien notes was 106.625% of the outstanding principal, plus accrued and unpaid interest.

“The completion of our debt refinancing represents a true milestone in the turn-around of MoneyGram. Our new term loan expands our first lien facility under favorable terms, extends maturities into 2020 and substantially reduces our interest expense. The successful placement of the new credit facility reflects the tremendous progress the company has made since the re-capitalization in 2008,” said Pamela H. Patsley, MoneyGram’s chairman and chief executive officer.

Bank of America Merrill Lynch and Wells Fargo Securities served as joint lead arrangers and J.P. Morgan Securities, Deutsche Bank Securities and Credit Agricole Corporate and Investment Bank served as joint bookrunners.

About MoneyGram International

MoneyGram International, a leading money transfer company, enables consumers who are not fully served by traditional financial institutions to meet their financial needs. MoneyGram offers bill payment services in the United States and Canada and money transfer services worldwide through a global network of more than 310,000 agent locations – including retailers, international post offices and financial institutions – in 197 countries and territories. To learn more about money transfer or bill payment at an agent location or online, please visit moneygram.com or connect with us on Facebook.

Media Contact:

Patty Sullivan

media@moneygram.com

214-303-9923

Investor Relations

Eric Dutcher

edutcher@moneygram.com

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